OFFER TO PURCHASE FOR CASH
by
PERFORMANCE FOOD GROUP COMPANY
Up to 10,000,000 Shares of its Common Stock
(Including the Associated Rights to Purchase Preferred Stock)
At a Purchase Price Not Greater Than $31.50 nor Less Than $27.50 Per Share
THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, AUGUST 11, 2005,
UNLESS THE TENDER OFFER IS EXTENDED.
June 30, 2005
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
       Performance Food Group Company, a Tennessee corporation (“PFG”), is offering to purchase up to 10,000,000 shares of its common stock, par value $.01 per share, at a price not greater than $31.50 nor less than $27.50 per share, net to the seller in cash, without interest. Enclosed for your consideration are the Offer to Purchase dated June 30, 2005 and the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the tender offer. The description of the tender offer in this letter is only a summary and is qualified by all of the terms and conditions of the tender offer set forth in the Offer to Purchase and the Letter of Transmittal. The tender offer will expire at 5:00 p.m., New York City time, on Thursday, August 11, 2005, unless the tender offer is extended (such date and time, as they may be extended, the “expiration date”).
       PFG will determine a single per share price not greater than $31.50 nor less than $27.50 that it will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. PFG will select the lowest purchase price that will allow it to purchase 10,000,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn in the tender offer. All shares properly tendered at or below the purchase price and not properly withdrawn will be purchased at the purchase price selected by PFG, subject to the “odd lot”, conditional tender and proration provisions described in the Offer to Purchase. PFG will pay the same purchase price for all shares acquired in the tender offer. PFG reserves the right, in its sole discretion, to purchase more than 10,000,000 shares in the tender offer, subject to applicable law. Shares tendered at prices above the purchase price and shares not purchased because of proration or conditional tender provisions will be returned to the tendering shareholders at PFG’s expense promptly following the expiration date. See Section 1 and Section 3 of the Offer to Purchase.
       If at the expiration of the tender offer more than 10,000,000 shares (or such greater number of shares as PFG may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price selected by PFG, PFG will buy shares:

(i) first, from all holders of “odd lots” of less than 100 shares (not including any shares held in the PFG Employee Savings and Stock Ownership Plan (the “ESSP”)) who properly tender all of their shares at or below the purchase price selected by PFG and do not properly withdraw them before the expiration date;

(ii) second, on a pro rata basis from all other shareholders who properly tender shares at or below the purchase price selected by PFG (except for shareholders who tendered subject to the condition that a specified minimum number of shares be purchased as described in Section 6 of the Offer to Purchase and whose condition was not satisfied); and

(iii) third, only if necessary to permit PFG to purchase 10,000,000 shares (or such greater number of shares as PFG may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the purchase price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares. See Section 1 and Section 6 of the Offer to Purchase.
       The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.
       PFG’s directors and executive officers have indicated that they do not intend to tender any shares in the tender offer. See Section 11 of the Offer to Purchase.
       For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase dated June 30, 2005;

2. The Letter of Transmittal for your use and for the information of your clients, together with the accompanying Substitute Form W-9;

3. Notice of Guaranteed Delivery to be used to accept the tender offer if certificates representing the shares and all other required documents cannot be delivered to the Depositary, or if the procedure for book-entry transfer cannot be completed, prior to the expiration date;

4. Letter dated June 30, 2005 from the Chairman and Chief Executive Officer of PFG to its shareholders;

5. A letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, including an attached Instruction Form provided for obtaining such clients’ instructions with regard to the tender offer; and

6. A return envelope addressed to American Stock Transfer & Trust Company, as Depositary for the tender offer, for your use only.
       We urge you to contact your clients as promptly as possible. Please note that the tender offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Thursday, August 11, 2005, unless the tender offer is extended.
       For shares to be tendered properly pursuant to the tender offer, (1) the Depositary must timely receive the certificates for such shares, or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees, (b) an Agent’s Message (as described in Section 3 of the Offer to Purchase) in the case of a book-entry transfer, or (c) the specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described in Section 3 of the Offer to Purchase) of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, or (2) the tendering shareholder must comply with the guaranteed delivery procedure, all in accordance with the Offer to Purchase and the related Letter of Transmittal.
       PFG will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described in Section 17 of the Offer to Purchase) for soliciting tenders of shares pursuant to the tender offer. PFG will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of PFG, the Dealer Manager, the Depositary, the Information Agent, or the Trustee of the ESSP for purposes of the tender offer. PFG will pay all stock transfer taxes, if any, on its purchase of the shares except as otherwise provided in the Offer to Purchase or Instruction 9 in the Letter of Transmittal.

       Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses included on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials and direct questions and requests for assistance to the Information Agent, Mellon Investor Services, at: (877) 698-6865.

Very truly yours,

PERFORMANCE FOOD GROUP COMPANY
(Enclosures)
       NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF PFG, THE DEALER MANAGER, THE INFORMATION AGENT, THE TRUSTEE OF THE ESSP, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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